SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                             LA-Z-BOY CHAIR COMPANY
                (Name of Registrant as Specified In Its Charter)

                             LA-Z-BOY CHAIR COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      4)  Proposed maximum aggregate value of transaction:

  * Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

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                          LA-Z-BOY CHAIR COMPANY

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of                                       June 24, 1994
La-Z-Boy Chair Company:

      Notice is hereby given that the annual meeting of shareholders of La-Z-Boy Chair Company will be held at the La-Z-Boy Chair Company
Auditorium, 1314 North Telegraph Road, Monroe, Michigan, on Monday, July 25, 1994 at 11:00 o'clock A.M. Eastern Daylight Time for the following purposes:

            (1) To elect three (3) directors of the Company to three year terms expiring in 1997.

            (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

      A copy of the Annual Report, containing the financial statements of the Company for the year ended April 30, 1994, is enclosed herewith.

      Only shareholders of record at the close of business on June 17, 1994 will be entitled to notice of, and to vote at, the meeting.

      Shareholders, whether planning to attend in person or not, are urged to date, sign and return the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. Even though you sign and return the proxy, you may vote your shares in person by revoking the proxy at the meeting.

                             By Order of the Board of Directors

                             Gene M. Hardy, Secretary

                                                          Monroe, Michigan
                                                             June 24, 1994

                             PROXY STATEMENT

      The following statement is furnished in connection with the solicitation of proxies by the Board of Directors of La-Z-Boy Chair Company to be used at the annual meeting of shareholders to be held on Monday, July 25, 1994 and at any adjournments thereof. The meeting will be held at the La-Z-Boy Chair Company Auditorium, 1314 North Telegraph Road, Monroe, Michigan. The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the proxy will vote upon the same and act in accordance with their judgment. Shares represented by properly executed proxies in the form accompanying this proxy statement will be voted at the meeting in the manner specified therein. If no instructions are specified in the proxy, the shares represented thereby will be voted FOR the election of the director nominees referred to under Proposal 1 on page 4. A proxy may be revoked at any time insofar as it has not been exercised by executing and returning a later proxy or by giving notice to the Company in writing or in the open meeting. The Company's principal executive office is located at 1284 North Telegraph Road, Monroe, Michigan 48161.

      As of June 17, 1994, there were 18,303,223 shares of the Common Stock, $1.00 par value, of the Company ("common shares") issued and outstanding. Each common share is entitled to one vote on each matter to be presented at the meeting. Only shareholders of record at the close of business on June 17, 1994 will be entitled to vote at the meeting. There were no shares of preferred stock issued and outstanding at the close of business on June 17, 1994.

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
               STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      Under rules adopted by the Securities and Exchange Commission, a person is deemed to be the beneficial owner of the Company's common shares if he or she has or shares the right to vote the shares or if he has or shares the investment power over such shares. There may be, therefore, more than one beneficial owner with respect to any share or group of shares. A person may also be deemed to be the beneficial owner if he is the settlor of a trust with a right to revoke the trust and regain the shares or has the power to acquire shares by means of outstanding options or rights to convert other securities into common shares.

      The following information is furnished in compliance with these rules with respect to security ownership of each person known to the Company to beneficially own more than 5% of the Company's common shares as of June 17, 1994, based in each case on data provided by such person.

                              T A B L E   I

           Name and Address              Amount and Nature of   Percent
         of Beneficial Owner             Beneficial Ownership   of Class
         -------------------             --------------------   --------
Edwin J. Shoemaker
  8 Sylvan Drive
  Monroe, Michigan 48161..............        1,023,178(1)        5.590%
Monroe Bank & Trust
  Monroe, Michigan 48161..............        5,420,634(2)       29.616%
FMR Corp.
  Boston, Mass. 02109.................          986,700(3)        5.391%

(1) Mr. Shoemaker beneficially owns and is the donor of a revocable trust which holds 1,023,178 shares.

(2) Monroe Bank & Trust is the trustee of a number of revocable and irrevocable trusts under which it, under certain conditions, has sole or shared voting power over the above-mentioned shares. It may in certain instances have sole or shared investment power with respect to such shares. The shares referred to above include the shares identified in footnote (1) above as being beneficially owned by Mr. Shoemaker, since Monroe Bank & Trust is the trustee of his trust.

(3) Based on information contained in the named shareholders' Schedule 13G dated February 11, 1994, filed pursuant to the Securities and Exchange Act of 1934 and based on information delivered to the Company by the named shareholder in February 1994. The Schedule states that the shares were acquired for investment.

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
           STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information as to the common shares beneficially owned as of June 17, 1994 by each director and each executive officer of the Company, based in each case on data provided by such person.

                             T A B L E   I I

                                         Amount and Nature of   Percent
                 Name                    Beneficial Ownership   of Class
                 ----                    --------------------   --------
Edwin J. Shoemaker....................      1,023,178  (1)        5.590%
Charles T. Knabusch...................        763,554  (2)        4.172%
Lorne G. Stevens......................         29,002  (3)         .158%
Frederick H. Jackson..................        239,188  (4)        1.307%
Gene M. Hardy.........................        174,178  (5)         .952%
Patrick H. Norton.....................         53,100  (6)         .290%
Warren W. Gruber......................          3,000  (7)         .016%
David K. Hehl.........................          7,430  (8)         .041%
John F. Weaver........................        158,500  (9)         .866%
Rocque E. Lipford.....................          3,300 (10)         .018%
James W. Johnston.....................        320,800 (11)        1.753%
Charles W. Nocella....................         21,454 (12)         .117%
All Directors and Executive Officers
  As A Group (12).....................      2,376,684            12.985%

(1) See footnote 1 to Table I.

(2) Mr. Knabusch owns 202,455 shares of record and beneficially. He has options to purchase 67,579 shares which are exercisable within 60 days of June 17, 1994. His wife owns 74,720 shares individually and as a trustee for their children. He is also one of the members of the advisory committee of an irrevocable trust holding 278,800 shares and as such has shared voting and investment powers with respect to such shares. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He may be deemed to own all of such shares beneficially.

(3) Mr. Stevens owns 12,500 shares of record and beneficially and his wife owns 16,502 shares of record and beneficially.

(4) Mr. Jackson owns 89,113 shares of record and beneficially and his wife owns 800 shares of record and beneficially. He has options to purchase 9,275 shares which are exercisable within 60 days of June 17, 1994. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(5) Mr. Hardy owns 32,454 shares of record and beneficially and he has options to purchase 1,724 shares which are exercisable within 60 days of June 17, 1994. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(6) Mr. Norton owns 41,525 shares of record and beneficially and his wife owns 2,300 shares. He has options to purchase 9,275 shares which are exercisable within 60 days of June 17, 1994.

(7) Mr. Gruber owns 2,900 shares of record and beneficially. His wife owns 100 shares of record and beneficially.

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
(8) Mr. Hehl owns 4,901 shares of record and beneficially. His wife owns 652 shares individually and their three sons own 1,877 shares of record and beneficially.

(9) Mr. Weaver owns 2,900 shares of record and beneficially and his wife owns 15,600 shares. In addition, he has shared investment power as a member of the Investment Committee under the Company's Employees' Profit Sharing Plan which holds 140,000 shares. He is deemed to own all of such shares beneficially.

(10) Mr. Lipford owns 2,500 shares of record and beneficially. His wife owns 800 shares of record and beneficially.

(11) Mr. Johnston owns 268,140 shares of record and beneficially and his wife owns 52,660 shares of record and beneficially.

(12) Mr. Nocella owns 7,394 shares of record and beneficially and his wife owns 12,085 shares. He has options to purchase 1,975 shares which are exercisable within 60 days of June 17, 1994.

                   COMPLIANCE WITH SECTION 16(A) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended April 30, 1994, all filing requirements were complied with in a timely fashion.

                    PROPOSAL 1: ELECTION OF DIRECTORS

      The Company's Board of Directors is divided into three classes, one consisting of three directors and two consisting of four directors. Directors serve for three-year, staggered terms, such that the terms of office of directors comprising one of the classes expires each year. This year, three directors are to be elected, to serve until the Company's annual meeting of shareholders in 1997 or until their successors are elected and qualified.

      Pursuant to applicable Michigan corporate law, assuming the presence of a quorum, directors will be elected at the meeting from among those persons duly nominated for such positions by a plurality of votes cast by holders of the Common Stock who are present in person, or represented by proxy, and entitled to vote at the meeting. Thus, for this year, those nominees who receive the highest through third-highest numbers of votes for their election as directors will be elected, regardless of the number of votes which for any reason, including abstention, withholding of authority, or broker non-vote, are not cast for the election of such nominees.

      The Board's nominees for election as directors are the three current directors whose terms expire with the 1994 annual meeting. In the absence of other instruction, the persons named in the accompanying form of proxy intend to vote in favor of these three nominees (or, if any such nominee

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should become unable or unwilling to serve, which is not presently anticipated, for such substitute nominee as is designated by the Board). The tables which follow provide background information concerning each of the Board's nominees and each other director of the Company whose term of office will continue beyond the 1994 annual meeting.

      Nominees for Director for Three Year Term Expiring July, 1997

                                   Director         Business Experience
            Name              Age   Since         and Other Directorships
            ----              ---  --------       -----------------------
Frederick H. Jackson........  66     1971    Mr. Jackson has been Vice
                                             President Finance for more than
                                             five years.
Lorne G. Stevens............  66     1972    On April 30, 1988, Mr. Stevens
                                             retired from the Company as Vice
                                             President of Manufacturing, a
                                             position he held for more than
                                             five years.
Patrick H. Norton...........  72     1981    Mr. Norton has been Senior Vice
                                             President, Sales and Marketing
                                             for more than five years.

            Members of Board of Directors Continuing in Office

                                   Director         Business Experience
            Name              Age   Since         and Other Directorships
            ----              ---  --------       -----------------------
Edwin J. Shoemaker..........  87     1941    Mr. Shoemaker has been Vice
                                             Chairman of the Board and Executive
                                             Vice President of Engineering for
                                             more than five years.
Charles T. Knabusch.........  54     1970    Mr. Knabusch has been Chairman of
                                             the Board and President of the
                                             Company for more than five years.
John F. Weaver..............  77     1971    Mr. Weaver has been Executive
                                             Vice President and a Director of
                                             the Monroe Bank & Trust for more
                                             than five years.
David K. Hehl...............  47     1977    Mr. Hehl has been a partner in the
                                             public accounting firm of Cooley,
                                             Hehl, Wohlgamuth & Carlton for
                                             more than five years.
Rocque E. Lipford...........  55     1979    Mr. Lipford has been a principal in
                                             the law firm of Miller, Canfield,
                                             Paddock and Stone, P.L.C., since
                                             January 1994 and previously was a
                                             partner of Miller, Canfield,
                                             Paddock and Stone for more than
                                             five years.
Warren W. Gruber............  73     1981    Mr. Gruber has been President and
                                             Chief Operating Officer and a
                                             Director of Gruber Valu-World for
                                             more than five years.
Gene M. Hardy...............  57     1982    Mr. Hardy has been Secretary and
                                             Treasurer of the Company for more
                                             than five years.
James W. Johnston...........  55     1991    Mr. Johnston has been a self-
                                             employed financial and business
                                             consultant for more than five
                                             years.  He was appointed a
                                             Director in January 1991.

                    BOARD OF DIRECTORS AND COMMITTEES

      Edwin J. Shoemaker and Charles T. Knabusch may be deemed to be persons who are in control of the Company.

      During the Company's fiscal year ending April 30, 1994, the Board of Directors held ten meetings. Each director attended at least 90% of the total number of meetings of the Board and of all committees on which he served. All directors are in regular touch with the Company's affairs. Employee directors receive a fee of $250 for each meeting of the Board of Directors attended. Non-employee directors receive an annual retainer of $12,000 and a fee of $400 for each Board meeting and for each committee meeting attended.

      In addition, each non-employee director receives an initial grant of 30-day options on 1,500 common shares of Restricted Stock upon election to the Board and a subsequent annual grant at the beginning of each fiscal year of 30-day options on 200 common shares of Restricted Stock. Such grants are made pursuant to the La-Z-Boy Chair Company Restricted Stock Plan for Non-Employee Directors approved by the shareholders effective September 1, 1989. The Plan contemplates a present sale of the optioned shares at 25% of market value, but provides restrictions on the transfer or other disposition of the shares by the non-employee director during the restricted time, which expires upon the earliest to occur of the following events: death or disability, retirement from the Board, change of control, or termination of the participant's service as a director with the consent of a majority of the Company's employee members of the Board, all as defined in the Plan.

      The Board of Directors has an Audit Committee and a Compensation
Committee.

      The Audit Committee, which held two meetings during the fiscal year, consists of Mr. Hehl, Chairman, and Messrs. Weaver, Gruber, Stevens and Lipford, all of whom are non-employee Directors. The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent accountants to serve the Company each fiscal year, to review the scope, fees and results of the audit by independent accountants and to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures.

      The Compensation Committee, which held three meetings during the fiscal year, consists of Mr. Weaver, Chairman, and Messrs. Hehl, Gruber and Lipford, all non-employee directors. The functions of the Compensation Committee include recommending to the Board of Directors remuneration of the officers of the Company, recommending to the Board of Directors remuneration of the members of the Board and of the Board Committees, and the administration of the Company's executive incentive compensation and stock option plans.

      The Board of Directors has no nominating committee. Nominations for Director are considered by the entire Board.

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
                          EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid to or earned by the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "named executives") during the last three fiscal years.

                        SUMMARY COMPENSATION TABLE
                                                                                Long-Term
                        Annual Compensation                                Compensation Awards
- - - - - -------------------------------------------------------------------  --------------------------------
                                                                            Awards           Payouts
                                                                     ---------------------  ---------
                                                                                 Incentive    Long-
                                                                     Restricted    Stock      Term
                                                       Other Annual    Stock      Option    Incentive     All Other
    Name and Principal            Salary(1)  Bonus(2)  Compensation  Awards(3)    Grants      Plan     Compensation(4)
         Position           Year      $         $           $            $           #       Payouts          $
    ------------------      ----  ---------  --------  ------------  ----------  ---------  ---------  ---------------
Charles T. Knabusch         1994   386,625   264,046        0               0     22,500        0          70,913
Chairman of the Board       1993   377,550   198,056        0               0     24,400        0          67,206
President and Chief         1992   353,200   133,765        0               0     36,410        0          56,961
Executive Officer.........

Edwin J. Shoemaker          1994   127,345    62,373        0               0          0        0          17,347
Vice Chairman and           1993   124,350    45,030        0               0          0        0          16,229
Executive Vice President    1992   118,850    31,012        0               0          0        0          18,892
of Engineering............

Frederick H. Jackson        1994   238,250   132,503        0               0      9,600        0          44,147
Vice President Finance      1993   232,550    97,180        0               0     10,500        0          41,055
and Chief Financial         1992   217,800    65,661        0         117,000      4,300        0          36,744
Officer...................

Patrick H. Norton           1994   238,250   132,503        0               0      9,600        0          44,504
Senior Vice President       1993   232,550    97,180        0               0     10,500        0          41,921
Sales & Marketing.........  1992   217,800    65,661        0         117,000      4,300        0          37,465

Charles W. Nocella          1994   149,650    84,111        0               0      4,600        0          28,566
Vice President of           1993   146,050    61,688        0               0      5,000        0          26,645
Manufacturing.............  1992   135,050    41,229        0          21,750      2,900        0          23,198

(1) Includes, where applicable, amounts electively deferred by a named executive under the Company's Matched Retirement Savings Plan, which is a so-called "401(k)" plan, and directors' fees paid to the named executives, where applicable, for attendance at La-Z-Boy Chair Company Board of Directors' meetings.

(2) Allocated to named executives for the applicable fiscal year under the Company's Executive Incentive Compensation Plan.


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(3) At the close of the Company's 1994 fiscal year, the named executives held the following numbers of shares of restricted stock, which had the following aggregate values on such date (based on the closing market price for unrestricted shares of the Company's Common Stock): Mr. Knabusch, -0-shares worth $-0-; Mr. Shoemaker, $-0- shares worth $-0-; Mr. Jackson, 7,800 shares worth $261,300; Mr. Norton, 7,800 shares worth $261,300; and Mr. Nocella, 1,450 shares worth $48,575.

    The value of restricted stock listed in the Summary Compensation Table represents the fair market value of the Company's stock at the grant date less the 25% required payment for the stock by the executive. While all shares of restricted stock require three years of post-grant service to vest in the ordinary course, such shares may vest in less than three years in certain circumstances, such as upon a change of control of the Company or the holder's death, permanent mental or physical disability or normal retirement. Normal dividends are paid on the restricted stock and are not subject to forfeiture.

(4) The amounts in this column include amounts allocated for the named executives to the Supplemental Executive Retirement Plan (SERP), earnings credited under the SERP, and Company matching contributions in the form of Company stock to the Matched Retirement Savings Plan. Set forth below is a breakdown of the totals contained in the Table for fiscal 1994:

Amounts allocated to the Supplemental Executive Retirement Plan of the Company were as follows:

                                       1994
                                       ----
Charles T. Knabusch.................  $57,656
Edwin J. Shoemaker..................   13,733
Frederick H. Jackson................   35,362
Patrick H. Norton...................   35,362
Charles W. Nocella..................   22,447

Earnings credited on supplemental retirement balances under the Company's Supplemental Executive Retirement Plan were as follows:

                                       1994
                                       ----
Charles T. Knabusch.................  $11,941
Edwin J. Shoemaker..................    3,614
Frederick H. Jackson................    7,387
Patrick H. Norton...................    7,325
Charles W. Nocella..................    4,609

Contributions under the Company's Matched Retirement Savings Plan were as follows:

                                       1994
                                       ----
Charles T. Knabusch.................  $1,316
Edwin J. Shoemaker..................    -0-
Frederick H. Jackson................   1,398
Patrick H. Norton...................   1,817
Charles W. Nocella..................   1,510

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
      The following table shows all stock options granted to each of the named executive officers of the Company during fiscal year 1994 and the potential realizable value of the grants assuming stock price appreciation rates of 5% and 10% over the five-year term of the options.

                    OPTION GRANTS IN LAST FISCAL YEAR
                                                                              Potential Realizable Value at
                                                                           Assumed Annual Rates of Stock Price
                                     Individual Grants (1)                 Appreciation for Option Terms ($)(2)
                          --------------------------------------------  ------------------------------------------
                                                                            5% Per Year           10% Per Year
                                   % of Total                           --------------------  --------------------
                                    Options
                                   Granted To
                          Options  Employees   Exercise or                Price    Aggregate    Price    Aggregate
                          Granted  In Fiscal   Base Price   Expiration  Per Share    Value    Per Share    Value
          Name              (#)       Year       ($/SH)        Date      ($/SH)       ($)      ($/SH)       ($)
          ----            -------  ----------  -----------  ----------  ---------  ---------  ---------  ---------
Charles T. Knabusch.....   22,500     18.27      32.5875     09/01/98    41.5908     935,793   52.4825   1,180,856
Edwin J. Shoemaker......    -0-        -0-         -0-         N/A          -0-       -0-           -0-     -0-
Frederick H. Jackson....    9,600      7.80      29.6250     09/01/98    37.8098     362,974   47.7114     458,029
Patrick H. Norton.......    9,600      7.80      29.6250     09/01/98    37.8098     362,974   47.7114     458,029
Charles W. Nocella......    4,600      3.74      29.6250     09/01/98    37.8098     173,925   47.7114     219,472
All Optionees...........  123,130    100.00      30.1664     09/01/98    38.5000   4,740,505   48.5833   5,982,062

(1) All of the above options were granted September 2, 1993 pursuant to the terms of the Company's 1986 Incentive Stock Option Plan as approved by the shareholders of the Company in 1986 and in effect as of the date of the grant. One-fourth of the shares purchasable under each option normally becomes exercisable beginning in the second, third, fourth and fifth years after the date of the grant. However, under the terms of the agreements described under "Certain Agreements" below, then-outstanding options would be accelerated upon the occurrence of a change in control. Options once exercisable generally remain exercisable until the expiration of the fifth year after the date of grant. In the event of the optionee's death or retirement, the right to exercise the option will exist for a period of one year following the date of such event for the full amount of shares remaining unexercised. The optionee's right to exercise an option immediately terminates in the event the optionee's employment terminates for any reason other than death or retirement. The per share exercise price at which the options were granted was 100% of the fair market value of the Company's Common Stock on the date the options were granted, except that in the case of options granted to Mr. Knabusch, such price was 110% of fair market value on the grant date.

(2) The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission ("SEC") and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. It is important to note that options have potential value for the named executive only if the Company's stock price advances beyond the exercise price shown in the table during the effective five-year option period.


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
      The following table provides information as to stock options exercised by each of the named executive officers in fiscal year 1994 and the value of the remaining options held by each such executive officer at the Company's year-end, April 30, 1994:

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES
                                                                                Value of Unexercised
                                                   Number of Unexercised        In-The-Money Options
                                                 Options at Fiscal Year-End    At Fiscal Year-End(2)
                                                 --------------------------  --------------------------
                            Shares
                           Acquired     Value
                          On Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
          Name                 #         $(1)         #             #             $             $
          ----            -----------  --------  -----------  -------------  -----------  -------------
Charles T. Knabusch.....    10,100     117,786     67,579        65,431        833,881       520,532
Edwin J. Shoemaker......     -0-         -0-        -0-           -0-            -0-           -0-
Frederick H. Jackson....     4,500      65,250     13,700        21,100        196,791       187,334
Patrick H. Norton.......     -0-         -0-       13,700        21,100        196,791       187,334
Charles W. Nocella......     2,700      45,975      1,975        10,700         24,475        98,900

(1) Based on the closing market price of the Company's Common Stock on the date of exercise, minus the exercise price. An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. No cash is realized until the shares received upon exercise of an option are sold.

(2) Based on the closing market price of the Company's Common Stock on April 30, 1994 ($33.50), minus the exercise price.


                LONG-TERM INCENTIVE COMPENSATION UNDER THE
         LA-Z-BOY CHAIR COMPANY 1993 PERFORMANCE-BASED STOCK PLAN

      At the 1993 Annual Meeting, shareholders approved a long-term incentive compensation plan designated as the La-Z-Boy Chair Company 1993 Performance-Based Stock Plan ("Performance Plan"). The purpose of the Performance Plan is to provide the Company and its subsidiaries with an additional means to (a) attract and retain competent new personnel and other key employees, (b) insure retention of the services of existing executive personnel and key employees, and (c) provide incentive to all such personnel to devote their utmost effort and skills to the long-term advancement and betterment of the Company and its shareholders. The Performance Plan seeks to accomplish that purpose through the grant to selected employees of contingent awards ("Target Awards") the potential pay-outs on which ("Performance Awards") are linked to achievement by the end of a cycle of three Company fiscal years (a "Performance Cycle") of Company performance goals specified toward the beginning of the Performance Cycle, and by structuring all Performance Awards which may be earned as options to purchase or outright grants of Company Common Stock.

      After the 1993 Annual Meeting, the Compensation Committee granted Target Awards to certain employees for the Performance Cycle ending at the close of the Company's 1996 fiscal year. In addition, shortly before the end of fiscal 1994, the Compensation Committee granted additional Target Awards for the Performance Cycle ending at the close of fiscal 1997. In each case, the Committee determined to establish four uniform financial goals for these Target Awards, each relating to operating performance of the Company and its consolidated subsidiaries for the pertinent Performance Cycle: (1) sales growth at a rate greater than that of the industry, (2) an increase in earnings before income tax at a rate equal to or greater than sales growth, (3) operating profit margin growth at a rate equal to or greater than sales growth, and (4) return on total capital at a specified rate.

      The table which follows provides information concerning the Target
Awards granted during fiscal 1994 to executive officers named in the Summary Compensation Table:

          Long Term Incentive Plan -- Awards in Last Fiscal Year
                                                        Estimated Future Payouts
                                                   -----------------------------------
                         Number of   Performance
                        Performance  Period Until
                         Shares(1)    Maturation   Threshold(2)  Target(3)  Maximum(4)
         Name                #        Or Payout         #            #          #
         ----           -----------  ------------  ------------  ---------  ----------
Charles T. Knabusch...     3,122          (5)         3,122        6,245      12,490
                           2,810          (6)         2,810        5,620      11,240

Edwin J. Shoemaker....       -0-          (5)           -0-          -0-         -0-
                             -0-          (6)           -0-          -0-         -0-

Frederick H. Jackson..     1,335          (5)         1,335        2,670       5,340
                           1,200          (6)         1,200        2,400       4,800

Patrick H. Norton.....     1,335          (5)         1,335        2,670       5,340
                           1,200          (6)         1,200        2,400       4,800

Charles W. Nocella....       637          (5)           637        1,275       2,550
                             575          (6)           575        1,150       2,300

(1) Numbers reported are the base numbers of shares subject to Target
Awards granted.

(2) Numbers reported are the numbers of shares which would become subject to 30-day option if only one performance goal is achieved. The per share exercise price for any such option would be 50% of the "Fair Market Value"
(as defined in the Performance Plan) of a common share at date of grant of the Target Awards.

(3) Numbers reported are the numbers of shares which would become subject to 30-day option if two performance goals are achieved. The per share exercise price for each such option would be 25% of Fair Market Value of a common share on date of grant of the Target Awards. For achievement of three performance goals, an outright grant of the same number of shares would be made. Under the terms of the Performance Plan, if a Target Award grantee's employment terminates due to death, or if termination is due to disability (as therein defined) or retirement with the consent of the Company and the terminated employee subsequently dies before the end of the Performance Cycle, his or her estate administrator may elect to receive a Performance Award prior to the end of the cycle. If the election is made, the estate would receive either a 30-day option on the number of shares shown in this column, as if two Performance Goals had been met, or an outright grant of that number of shares, depending upon whether employment termination occurred during the first or second half of the Performance Cycle. Termination of the grantee's employment due to death, disability, or consensual retirement otherwise has no effect on any outstanding Target Awards of the grantee, but termination for any other reason automatically cancels such awards.


(4) Numbers reported are the numbers of shares which would be awarded, in the form of an outright grant, if all performance goals are achieved. Under the terms of the Performance Plan, the holder of a Target Award also will be deemed automatically to have earned and been granted the same Performance Award if a person or group becomes an Acquiring Person (as defined in the Performance Plan) or certain changes in the composition of the Board of Directors occurs while the Target Award is outstanding. The same effect upon then-outstanding Target Awards also will result if, while there is an Acquiring Person, any of certain other significant transactions involving the Company should occur, unless the transaction has been approved by a majority of Directors who were Board members before the Acquiring Person became such.

(5) The performance period (Performance Cycle) until maturation or payout is three fiscal years ending April 28, 1996.

(6) The performance period is three fiscal years ending April 27, 1997.

                            CERTAIN AGREEMENTS

      The Company recognizes that establishing and maintaining a strong management team are essential to protecting and enhancing the interests of the Company and its shareholders. In order to assure management stability and the continuity of key management personnel, the Company entered into change in control agreements with certain key employees including, among others, all current executive officers. The employees eligible for change in control agreements are those selected by the Compensation Committee. These agreements, which were unanimously approved by the Board of Directors, provide that if any of such persons is terminated, other than for cause, disability, death or retirement, within three years after a change in control of the Company, that person shall be entitled to receive a lump sum severance payment equal to three times the sum of (i) his annualized salary and (ii) an amount equal to the average bonus paid to the employee in the previous three years, as well as certain other payments and benefits, including continuation of employee welfare benefit payments, and reimbursement of certain legal fees and expenses incurred by such employee in connection with enforcing such agreement following a change in control. In consideration of the foregoing, each of such persons agrees to remain in the employ of the Company during the pendency of any proposal for a change in control of the Company. The agreements expire December 31, 1994 and are automatically renewed for additional one-year periods unless either party gives 90 days' notice that it does not wish to extend the agreement. In the event of a change in control, the agreements are automatically extended for 36 months.

      All of these agreements originally were entered into prior to 1993, but it is possible none of them would be eligible for "grandfathering" for purposes of $1,000,000 compensation deductibility limit imposed last August by enactment of sect.162(m) of the Internal Revenue Code (further discussed under "Report of the Compensation Committee on Executive Compensation"), due to the renewal feature of the agreements. Therefore, if a payment obligation under an agreement is triggered by termination after a change in control, it also is possible that a substantial portion of the amount payable will not be deductible by the Company.

                          PERFORMANCE COMPARISON

      The following table provides an indicator of the return for the Company's last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 28, 1989 in each of (i) the New York Stock Exchange Index, (ii) a Peer Group of publicly traded furniture industry companies, and (iii) the Company's Common Stock.



                          La-Z-Boy Chair Company
                Comparison of Total Return to Shareholders
                  April 28, 1989 through April 29, 1994

                          1989     1990     1991     1992     1993     1994
                         ------   ------   ------   ------   ------   ------
LA-Z-BOY CHAIR COMPANY   100.00   105.62   118.27   134.16   163.98   200.15
PEER GROUP INDEX         100.00    95.13    95.14   122.55   146.72   147.88
NYSE MARKET INDEX        100.00   108.42   126.98   143.05   158.40   169.90



PEER GROUP INDEX

      The Peer Group consists of seven public companies operating primarily in the residential segment of the furniture industry and two other larger public companies which operate in that business segment as well as in other business segments. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average: RESIDENTIAL -- Bassett Furniture, Bush Industries, DMI Furniture, Flexsteel Industries, LADD Furniture, Pulaski Furniture, and Rowe Furniture; OTHERS -- MASCO Corporation and Leggett & Platt.

      REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The compensation of the Chief Executive Officer and other four highest paid executive officers, as well as the corporation's other senior executives at La-Z-Boy and all subsidiaries, is determined by the Compensation Committee of the Board of Directors. The Committee is a standing committee of the Board of Directors which is comprised entirely of non-employee directors. The Committee has access to an independent compensation consultant to enable it to carry out its responsibilities. The Compensation Committee met three times in fiscal 1994. No member of the Committee is eligible to participate in any of the employee compensation plans or programs it administers. The Committee presents the following report on compensation for the Company's executive officers for fiscal 1994. Actual awards for fiscal year 1994 for the named executives are shown in the Summary Compensation Table preceding this report.

COMPENSATION PHILOSOPHY

      The Company's executive compensation programs are premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, the Committee believes that a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to the Company's operating performance. Consequently, a significant portion of each executive's total compensation is placed at risk and linked to the accomplishment of specific results which will benefit the Company's stockholders in both the short and long-term. Since the achievement of performance objectives over time is a primary determinant of share price, executive compensation is weighted heavily on the basis of performance and achievement of these goals. Under this performance orientation:

 * Executives are motivated to improve the overall performance and profitability of the Company by rewarding them when specific, measurable results have been achieved.

 * Accountability is further encouraged by incentive awards on the basis of executives' performance and contribution against defined short and long-term goals.

 * In years when corporate performance has been superior, executives will be well compensated, which will permit the Company to attract and retain the talent needed to lead and grow its business; conversely, in years of below average performance, compensation declines below competitive benchmarks.

 * The compensation strategy will support business goals and direction and specifically link executive and shareholder interests through equity-based plans linked to the Company's common stock.

 * The Company's compensation policy will maximize growth-driven financial performance, balancing appropriately the short and long-term goals of the Company.

COMPENSATION PLAN GENERALLY

      In carrying out its duties, the Committee regularly reviews the executive compensation programs of the Peer Group identified under "Performance Comparison" and of various manufacturing companies of similar size whose executives have similar responsibilities and operations. In fiscal 1994, this review included an analysis by an independent compensation consultant retained by the Company to permit the Committee to assure itself that the Company's total compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent. The chief components of the Company's executive compensation program consist of three elements: (1) base salary, (2) annual short-term incentive award, and (3) long-term incentives utilizing stock-based awards.

BASE SALARY

      The base salary of the Chief Executive Officer and each of the other senior executives is initially determined by evaluating the responsibilities of the position against the competitive marketplace. By utilizing an independent compensation consulting firm and various salary surveys, each position is assigned a salary range which consists of minimum, mid-point and maximum salaries. Generally, base salary for senior executives is targeted at the mid-point of salary ranges for comparable positions. In fiscal 1994, all base salaries, including that of Mr. Knabusch, were approximately 90% of the mid-point salaries.

      An annual salary adjustment within each applicable salary range is determined by evaluating the performance of the individual, in the context of the financial results of the Company. Mr. Knabusch's salary for the 1994 fiscal year, set forth in the Summary Compensation Table below, reflects the Committee's consideration of these factors.

SHORT-TERM INCENTIVE AWARD

      Annually, the Compensation Committee establishes short-term performance criteria for the management incentive plan. Performance criteria include such areas as growth in revenue and improved earnings. The specific focus and weighting of the criteria is based on the Committee's assessment of the key short-term priorities of the corporation. The performance criteria are established at the start of the fiscal year or as shortly thereafter as possible. The target and maximum award opportunity for each executive is based on competitive data provided by the independent compensation consultant. The award paid is based on actual results compared to the established performance targets. For fiscal 1994, the performance criteria were improvement in sales revenue and net earnings. One-third of the award was based on sales revenue and two-thirds was based on earnings. This weighting is the result of the Board's continuing emphasis on improving earnings. For fiscal 1994, the Company's consolidated sales revenue increased 18% over fiscal 1993, and the Company's net earnings for fiscal 1994 increased 27% over fiscal 1993. Based on the sliding scale of performance goals established prior to the start of the fiscal year, the Company's financial performance resulted in the bonus payments as set forth in the Summary Compensation Table. The annual incentive awards paid to the CEO and the other executives named in the table were based exclusively on the overall corporate performance using the system described above.

LONG-TERM INCENTIVES

      The Company and the Compensation Committee have long recognized the importance of linking executive compensation and value created for shareholders. Consequently, stock-based awards are an important component of executive compensation and one which particularly links executive compensation to the maximization of shareholder values. For fiscal 1994, stock-based awards were potentially available to executive officers and management personnel under the Performance Plan approved by the shareholders last year, as well as under the Company's previously established and approved employee stock option and restricted stock plans. However, in light of the new availability of awards under the Performance Plan, the Committee determined for fiscal 1994 not to make any grants of restricted stock to any executive officers or other employees eligible to receive Target Awards under the Performance Plan. The Committee's present intention is to follow that same practice for the current year and future fiscal years. Awards under the programs are based both on a combination of an individual's contribution to the Company's performance and on the executive's individual performance. The Committee relies heavily on competitive data and the recommendations of an independent compensation consultant who utilizes comparative practices followed by a number of Fortune 500 companies.

      In determining the number of incentive stock option shares to be awarded to the CEO and other senior executives in fiscal 1994, the committee considered grants made by comparable companies and the cumulative grants to the CEO in the past. Based upon that review, the CEO was granted options to acquire 22,500 shares at an exercise price equal to 110% of the market value on the date of grant, all as reported in the Summary Compensation Table preceding this report. No restricted stock awards have ever been made to the CEO in the past and none were granted to the CEO or the four senior officers in fiscal 1994.

      To continue the alignment of stock compensation with shareholder interests the Committee has granted Performance-Based Shares in 1994. This plan focuses on the achievement of predetermined target levels of performance of both financial and non-financial objectives which are consistent with the Committee's strategic business goals for the award period.

      In the opinion of the Committee, the Company's performance-based cash compensation system, together with the various equity-based plans, provides all of the management employees, including its executive officers and CEO, with an incentive to advance objective targets designed to increase shareholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The salary, short-term incentive bonus, and long-term incentive awards of the CEO are determined by the Committee substantially in accordance with the policies described above for all other executives of the Company. The Committee evaluates the CEO's contribution to the Company's achievement of both its short-term and long-term financial and non-financial objectives on an ongoing basis. In addition, the Committee evaluates performance of the CEO at least annually based upon a variety of factors, including the extent to which strategic and business plan goals, including such factors as earnings per share, return on equity, growth in sales and similar ratios are achieved.

      In summary, based on the strong performance of the Company versus peer companies, and the Committee's determination of the CEO's contribution to this performance and to the positioning of the Company for future long-term growth, the Committee has determined that the compensation paid to the CEO, as described in the Summary Compensation Table preceding this report, is in the best interests of the Company and its shareholders.

RECENT TAX LAW DEVELOPMENTS

      In August 1993, the Internal Revenue Code was amended to add a new sect.162(m), which, in general, limits the deductibility of certain compensation in excess of $1,000,000 per year paid on or after January 1, 1994 by a publicly-held corporation to individuals named in the corporation's Summary Compensation Table for the year. Proposed regulations concerning sect.162(m) were issued by the Internal Revenue Service last December. Final regulations have not yet been issued.

      Some types of compensation are excluded from sect.162(m)'s million-dollar deductibility limit, including certain compensation payable under "grandfathered" agreements entered into before enactment of sect.162(m) and certain "performance-based" compensation. Compensation associated with stock options or their exercise can qualify for a performance-based exclusion, as can other forms of compensation based on objective performance criteria, provided certain requirements are satisfied.

      While there is necessarily some uncertainty in this area in light of the absence of final regulations, the Committee believes sect.162(m) does not affect deductibility by the Company of any fiscal 1994 compensation and does not expect it to affect deductibility of compensation paid or payable for the current year. The Committee also believes that the deductibility of any compensation that might arise in connection with exercises of currently outstanding employee stock options will not be affected by sect.162(m) and expects in due course to take or propose such additional actions as may be necessary or appropriate to preserve such deductibility with respect to options granted in the future.

      However, as noted under "Certain Agreements," compensation payable in the future under the change of control agreements there discussed may not be fully deductible under sect.162(m). In addition, despite the use of objective performance criteria in the Performance Plan, at least some of the compensation associated with Performance Awards earned in the future with respect to Target Awards previously or hereafter granted may be non-deductible.

      The maximum utilization of legally available tax deductions is beneficial to the Company and its shareholders, and this factor, like other relevant factors, is taken into account by the Compensation Committee as it reviews existing compensation programs and considers whether changes should be implemented or new programs developed. However, there are circumstances in which, on balance, the interests of shareholders are best served by the implementation of policies that may not maximize the tax deductible expenses of the Company. This is at least as true in the area of executive compensation as it is in other areas. While the Committee has considered and expects to continue to consider the impact of sect.162(m) in the course of its deliberations, decisions and recommendations will continue to be made with the goal of maximizing the creation of long-term shareholder value within the framework of the general compensation philosophy described above, rather than by rigid adherence to compensation deductibility standards.

                                      The Compensation Committee

                                      John F. Weaver, Chairman
                                      Rocque E. Lipford
                                      David K. Hehl
                                      Warren Gruber

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The above named non-employee directors constitute the Compensation Committee of the Company's Board of Directors and served in that capacity for the entire 1994 fiscal year. No other persons served on the Compensation Committee during that fiscal year.

      John F. Weaver is an Executive Vice President of Monroe Bank and Trust. Charles T. Knabusch, Chairman of the Board, President and CEO of the Company is a member of the Board of Directors of Monroe Bank and Trust and serves as a member of the Personnel Committee of the Bank.

      The law firm of Miller, Canfield, Paddock and Stone, P.L.C., of which Rocque E. Lipford is a principal, provides legal services to the Company, and as Miller, Canfield, Paddock and Stone, has done for the past 14 years.

                RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      The Board of Directors, at the recommendation of its Audit Committee, has reappointed the firm of Price Waterhouse as its independent accountants. Price Waterhouse has served as independent accountants for the Company continuously since 1968. It is expected that a representative of Price Waterhouse will be present at the annual shareholders' meeting with the opportunity to make a statement if he or she desires and to answer appropriate questions which may be raised by shareholders at the meeting.

                          SHAREHOLDER PROPOSALS

      Shareholders who intend to present a proposal at the annual meeting to be held in 1995 must furnish such information to the Company by February 24, 1995 for the proposal to be included in the Company's proxy statement for that meeting. The Company may omit a proposal and any statement in support thereof from its proxy statement and form of proxy in accordance with rules issued by the Securities and Exchange Commission.

                              OTHER MATTERS

      The Management is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

      The total expense of sending out notices, proxies and the proxy statement will be paid by the Company. This expense is limited to the cost of preparing and mailing this proxy statement and accompanying documents.

      Please execute and return the accompanying proxy, so that your shares may be voted at the meeting.

                                      By Order of the Board of Directors

                                      Gene M. Hardy, Secretary

Monroe, Michigan
June 24, 1994

      A copy of the Company's Annual Report to the Securities and Exchange Commission (Form 10-K) may be obtained by writing the Secretary's office.

                            LA-Z-BOY CHAIR COMPANY                       PROXY

   The undersigned hereby appoints C. T. Knabusch, and E. J. Shoemaker, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Chair Company to be held at the La-Z-Boy Chair Company Auditorium, 1314 North Telegraph Road, Monroe, Michigan, July 25 1994 at 11:00 o'clock A.M., Eastern Daylight Time and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.


                  (Continued and TO BE SIGNED on other side)


[X]  Please mark your
     votes as in this
     example.

                                   WITHHOLD Authority
                                     to vote for all
                 FOR all nominees    nominees listed
                  listed to right       to right        Nominees:
1.  Election of        [  ]               [  ]             Frederick H. Jackson
    Directors                                              Lorne G. Stevens
                                                           Patrick H. Norton

(INSTRUCTIONS: To withhold authority to vote for any individual nominees, write that nominee's name on the line below.)

_____________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 "and 2".

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark, sign, date and return the proxy card using the enclosed envelope.


SIGNATURE ______________________________________ DATE ______________________
          Signature should agree with name(s) on stock certificate(s).

SIGNATURE ______________________________________ DATE ______________________
          Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.